Dendreon Corporation Prices $75 Million
Convertible Senior Subordinated Notes Offering
SEATTLE, June 6, 2007 — Dendreon Corporation (Nasdaq: DNDN) today announced the pricing of its offering of $75 million aggregate principal amount of convertible senior subordinated notes due 2014. This offering will be made through a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933. The notes will bear interest at a rate of 4.75% per year. The Company has granted the initial purchaser of the notes a 30-day overallotment option to purchase up to an additional $25 million aggregate principal amount of the notes. The sale of the notes is expected to close on June 11, 2007, subject to satisfaction of customary closing conditions.
The notes are convertible into shares of Dendreon common stock at an initial conversion rate of 97.2644 shares per $1,000 principal amount of notes, equivalent to an initial conversion price of approximately $10.28, subject to adjustment. The initial conversion price represents a premium of approximately 17.5% relative to the last reported sale price of Dendreon common stock on the Nasdaq Global Market of $8.75 on June 5, 2007.
The Company intends to use the net proceeds of this offering to finance its activities relating to the potential commercialization of Provenge® (sipuleucel-T), expand its manufacturing facilities for the commercial production of PROVENGE, fund ongoing and new clinical trials for PROVENGE and its other product candidates, support research and preclinical development activities for its other potential product candidates, and for general corporate purposes, including working capital.
The notes and common stock issuable upon conversion of the notes have not been registered under the Securities Act of 1933 or applicable state securities laws, and unless so registered, may not be offered or sold in the United States or to U.S. persons except pursuant to an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933 and applicable state securities laws.
This press release is neither an offer to sell nor a solicitation of an offer to buy any securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.
Safe Harbor Statement
Except for historical information contained herein, this news release contains forward-looking statements that are subject to risks and uncertainties. Factors that could affect these forward-looking statements include, but are not limited to, market demand for the Company’s securities, pricing and other terms related to the sale of the notes, the efficacy of PROVENGE to treat men suffering from prostate cancer, risks and uncertainties surrounding the presentation of data to the FDA and approval of product applications by the FDA and risks and uncertainties inherent in the process of discovering, developing and commercializing drugs that are safe and effective for use as human therapeutics. Factors that may cause such differences include risks associated with completing our clinical trials, the risk that the safety and/or efficacy results of existing clinical trials or from additional clinical trials for PROVENGE will not support approval for a biologics license, the risk that the FDA may interpret data differently than we do or require more data or a more rigorous analysis of data than expected, the risk that the results of a clinical trial for PROVENGE or other product may not be indicative of results obtained in a later clinical trial, risks that we may lack the financial resources and access to capital to fund required clinical trials or commercialization of PROVENGE, our dependence on the efforts of third parties, and our dependence on intellectual property. Further information on the factors and risks that could affect Dendreon’s business, financial condition and results of operations are contained in Dendreon’s public disclosure filings with the U.S. Securities and Exchange Commission, which are available at www.sec.gov.
Contact:
Monique Greer
Sr. Director, Corporate Communications
Dendreon Corporation
(206) 829-1500